Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated May 14, 2021, except for note 11(f), as to which the date is July 22, 2021, with respect to the financial statements of Icosavax, Inc, included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-257733) and related Prospectus of Icosavax, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

July 28, 2021